Exhibit 99.2

LIMITED POWER OF ATTORNEY

WELLS FARGO & COMPANY, a Delaware corporation (the “Corporation”), does hereby irrevocably make, constitute, and appoint Jane E. Washington as an attorney-in-fact for the Corporation acting for the Corporation and in the Corporation’s name, place and stead, for the Corporation’s use and benefit, to bind the Corporation by her execution of those agreements, forms and documents related specifically to Section 13 of the Securities Exchange Act of 1934. Any documents executed by an attorney-in-fact in accordance with this Limited Power of Attorney shall fully bind and commit the Corporation and all other parties to such documents may rely upon the execution thereof by the attorney-in fact as if executed by the Corporation and as the true and lawful act of the Corporation.

This Limited Power of Attorney shall automatically terminate as to the authority of Jane E. Washington upon such attorney-in-fact’s resignation or termination from or transfer out of the Corporation; however; any such termination shall have no impact on any document or instrument connected therewith executed by any attorney-in-fact named above for the Corporation prior to such termination.

IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by the Corporation to each Attorney-in-Fact on this 18 day of December, 2013.

WELLS FARGO & COMPANY

By:	/s/ Anthony R. Augliera
Name: Anthony R. Augliera
Title: Secretary

(CORPORATE SEAL)